CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Highland Funds I of our report dated August 30, 2019, relating to the financial statements and financial highlights of the Highland HealthCare Opportunities Fund (formerly Highland Long/Short Healthcare Fund), NexPoint Merger Arbitrage Fund (formerly Highland Merger Arbitrage Fund) and Highland/iBoxx Senior Loan ETF, each a series of Highland Funds I, which appears in the Highland Funds I Annual Report on Form N-CSR for the year ended June 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 8, 2021